Exhibit 99.2

                              CANTOP VENTURES INC.


                                EVALUATION REPORT




                                     on the




                         COPPER ROAD I-IV MINERAL CLAIM





Nanaimo Mining Division                                           NTS 092K014/24





Vancouver, B.C.                                      Sookochoff Consultants Inc.
June 13, 2005                                        Laurence Sookochoff, PEng

             Evaluation Report on the Copper Road 1-VI Mineral Claim
                          Nanaimo M.D NTS 092K 014/024
                                  June 13, 2005


                                TABLE OF CONTENTS
                                                                            page
                                                                            ----
Introduction                                                                  3.
Summary                                                                       3.
Property Description, Location & Access                                       4.
Climate                                                                       4.
Physiography and Vegetation                                                   4.
Infrastructure                                                                4.
Water and Power                                                               5.
History                                                                       5.
Production History                                                            6.
Regional Geology                                                              7.
Property Geology                                                              8.
Aeromagnetics                                                                 8.
Landsat Imagery                                                               8.
Mineralization                                                                8.
Conclusions                                                                   9.
Recommended Exploration Program & Estimated Cost                              9.
Selected References                                                          11.
Certificate                                                                  12.

                                  Illustrations
Figure 1. Location Map-Glove                 following page 3.
Figure 2. Claim Map                          following page 4.
Figure 3. Topographic Map                    following page 5.
Figure 4. Geology                            following page 6.
Figure 5. Aeromag Map                        following page 7.
Figure 6. Landsat Image                      following page 8.


                                   Appendices
Appendix I   Table of Formations of Vancouver Island



              Laurence Sookochoff PEng. Sookochoff Consultants Inc.
                                  Page 2 of l3

             Evaluation Report on the Copper Road 1-VI Mineral Claim
                          Nanaimo M.D NTS 092K 014/024
                                  June 13, 2005


INTRODUCTION
At the request of officials of Cantop Ventures Inc. the writer prepared this evaluation report on the Copper Road I-VI mineral claim ground, the results of the exploration, and to recommend an exploration program to continue the exploration and development of the ground with a view to establish sufficient copper-gold-silver bearing reserves on which to base a productive economic operation.

Information for this report was obtained from sources as cited under Selected References and from personal reports the writer has written on the specific property.

SUMMARY
The Copper Road I-VT mineral claim is comprised of a six cell claim block with an area of approximately 150 hectares. The property is located on Quadra Island within 200 kilometres of Vancouver, the largest city within British Columbia, Canada.

The property includes a mineralized shear zone from which historic production of some 4,736 tonnes of mineralized material was reportedly mined from which approximately 87,181 grams silver, 716 grams gold, and 182,729 kilograms of copper were recovered (MINDEP). The production was obtained from two main mineralized "shoots" hosted by a shear zone indicated to have a width of up to nine metres and to extend for 1,400 metres along strike. Mineralization, although sparse in drill hole intersections testing an IP anomaly 1,000 feet distant, has been defined to a depth of 200 feet. Mineralization is comprised of quartz, calcite, bornite, chalcocite, chalcopyrite, native copper, and malachite.

Previous exploration included diamond drilling and geophysical surveys from which estimates of mineral reserves were 115,000 tons copper and silver grading 2.8% Cu and 0.5 oz Ag per ton by Anaconda (Wahl, 1983) and 60,000 tons of +2% copper subject to confirmation by drilling and underground exploration by H. Wall, P.Eng., (1983). Metallurgical tests completed in 1998 indicated that a recovery of 91% of the copper could be achieved. It was stated that the good copper recovery by flotation suggests that an all-flotation procedure may be a viable process for recovery.

A continuing program of data compilation, geochemical and geophysical surveys is recommended to delineate potentially economic mineral zones hosted by the shear zone.



              Laurence Sookochoff PEng. Sookochoff Consultants Inc.
                                  Page 3 of l3

             Evaluation Report on the Copper Road 1-VI Mineral Claim
                          Nanaimo M.D NTS 092K 014/024
                                  June 13, 2005


PROPERTY DESCRIPTION (FIGURE 2), LOCATION (FIGURE 1) & ACCESS
The property consists of one-six cell claim covering an area of approximately 150 hectares. Particulars are as follows:

Claim Name               Cells       Tenure No.          Expiry Date
----------               -----       ----------          -----------
CopperRoad I-VI            6             504801       January, 25, 2006

The property is located on Quadra Island, which is between Vancouver Island and the British Columbia mainland, within three kilometres off the east coast of Vancouver Island. The coordinates of the property are 125(degree) 18' 05" W
Longitude and 50(degree) 11' 05" N Latitude in the Nanaimo Mining Division, within Map Sheet NTS 082K03W.

Access from Vancouver Island is by a fifteen minute ferry trip from the city of Campbell River to Quathiaski Cove on Quadra Island thence for 18 kilometres via the Heriot Bay road, the North Island road, and the Gowland B. road to the head of Granite Bay. From that point there are several four-wheel drive access roads to the north, northwest, and west of the property. The property is approximately three kilometres east of Deepwater Bay.. The road distance from Vancouver to the property is approximately 200 kilometres.

The claims are owned as to 100% by Cantop Ventures Inc. which entitles the company to the sub-surface mineral rights. The company does not have any interest in the surface rights. To maintain the ownership of the claims, the company is obligated to either complete exploration work of one hundred dollars per cell per year for three years thence two hundred dollars per cell thereafter or the payment of the equivalent of cash in lieu prior to the Expiry Date

The property is not known to be subject to any environmental liabilities.

CLIMATE
The general climate is typically of the west coast temperate zone with mild to cool temperatures and periodic heavy rainfall from November to March with a warm summer season of temperatures averaging 60 degrees F. Snowfall may occur during the rainy season.

PHYSIOGRAPHY (FIGURE 3) AND VEGETATION
The property covers ground of moderate to steep forested mountain slopes with elevations ranging from 150 metres to 450 metres above sea level. Vegetation is dominated by stands of forest growth comprised of pine, hemlock and fir with moderate undergrowth of salal and brush.

INFRASTRUCTURE
Campbell River, in addition to many smaller centres on Vancouver Island, could be a source of experienced and reliable exploration and mining personnel. Vancouver, some 75 kilometres distant, plus a one and one-half ferry trip, is the centre for experienced exploration and mining contractors and a supply for most mining related equipment.

              Laurence Sookochoff PEng. Sookochoff Consultants Inc.
                                  Page 4 of l3

            Figure 2. Claim Map. Tenure 504801. Cantop Ventures, Inc.



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             Evaluation Report on the Copper Road 1-VI Mineral Claim
                          Nanaimo M.D NTS 092K 014/024
                                  June 13, 2005


WATERAND POWER
Sufficient water for all phases of the exploration program could be available from numerous water courses within the confines of the property.

Diesel-electrical power would be required in the development and production stages.

HISTORY
The history of the Copper Road property is reported as follows:

1919:   The Copper Road mineral showings were discovered

1961: Golden Contract Mines drilled eight shallow diamond drill holes totaling 948 feet. The holes were centred on the shaft area.

1963: Anaconda optioned the property and diamond drilled 11,740 feet thereby establishing a mineral reserve of 115,000 tons copper and silver grading 2.8% Cu and 0.5 oz Ag per ton (Wahl, 1983).

1962-1969: Lease mined by Robert J. Bennet who sank a 100 foot shaft and shipped
        5,000 DST to the Brittania concentrator located on the west coast of British Columbia some 40 kilometres north of Vancouver.

1953-1968: Total production of 5,220 imperial tons resulting in the recovery of 23 ounces of gold, 2,802 ounces of silver, and 402,848 pounds of copper.

1962: Geo-Recon, Inc. conducted a geophysical investigation on the Copper Road Property. It was concluded that there are several ore bodies other than those presently exposed at the Copper Road Property and that it would be worthwhile to investigate further the areas detected by this survey.

1970: Optioned by Western Mines who conducted geological, geochemical, and geophysical surveys and drilled eight core holes for 4,737 feet.

1981: H. Wall, P.Eng., estimated a mineral resource of 60,000 tons of +2% copper subject to confirmation by drilling and underground exploration. Wahl also reported that a higher grade extension could be included.

1997: A bench scale jig-column test was conducted by Ortech on copper samples from the Copper Road mineral zone. Robert de Laat reported (1997) that 50% of extractable copper was leached in 48 hours on minus 10 mesh material and 65% of extractable copper was leached in 4 hours on minus 65 mesh material. As only 25% extraction was achieved by this method, it was recommended that flotation test work should be undertaken for sulfide mineral collection.

              Laurence Sookochoff PEng. Sookochoff Consultants Inc.
                                  Page 5 of l3

    Figure 3. Topographic Map showing Tenure 504801 of Cantop Ventures, Inc.

             Evaluation Report on the Copper Road 1-VI Mineral Claim
                          Nanaimo M.D NTS 092K 014/024
                                  June 13, 2005


HISTORY (CONT'D)
1998: Process Research Associates Ltd. conducted a copper recovery test on a composite sub-sample from the Copper Road mineral zone. The reported results were that 91.3% of the copper could be recovered by a sulphuric acid leach followed by flotation of the leach residue. It was stated that the good copper recovery by flotation suggests that an all-flotation procedure may be a viable process for recovery.

PRODUCTION HISTORY
According to the BC Government MINFILE production records, the history of production from the Copper Road property is as follows:

Production        Tonnes                           Grams          Kilograms
  Year            Mined        Commodity         Recovered        Recovered
  ----            -----        ---------         ---------        ---------

  1968           1,846          Silver            36,391
                                Gold                 156
                                Copper                             68,542

  1967             511          Silver             9,455
                                Gold                 156
                                Copper                             16,533

  1966           1,586          Silver            20,683
                                Gold                 342
                                Copper                             53,717

  1965             502          Silver             8,118
                                Gold                  62
                                Copper                             18,312

  1962              40          Silver             1,151
                                Copper                              2,128

  1961              79          Silver             2,706
                                Copper                              6,093

  1956              11          Silver               995
                                Copper                              2,182

  1953             161          Silver             7,682
                                Copper                             15,222


              Laurence Sookochoff PEng. Sookochoff Consultants Inc.

             Figure 4. Geology. Tenure 504801. Cantop Ventures, Inc.



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             Evaluation Report on the Copper Road 1-VI Mineral Claim
                          Nanaimo M.D NTS 092K 014/024
                                  June 13, 2005



GEOLOGY AND MINERALIZATION

REGIONAL GEOLOGY (FIGURE 4)
The Copper Road property area is within the Insular Belt which is the westernmost major tectonic subdivision of the Canadian Cordillera. According to Muller (1979), the Insular Belt (Island Mountains) contains a middle Paleozoic and a Jurassic volcanic-plutonic complex, both apparently underlain by gneiss-migmatite terranes and overlain respectively by PermoPennsylvanian and Cretaceous elastic sediments. A thick shield of Upper Triassic basalt ((Karmutsen Formation) overlain by carbonate-elastic sediments separates these two in space and time.

The area is dominated by the Karmutsen Formation of the Vancouver Group (muTrVsv) which is intruded by the Island Intrusions (LJKgd). The Karmutsen, as described by Muller (1977) is

     ...composed of theolitic volcanic rocks, up to 6,000 metres thick and underlying a large part of the Island. In Carlisle's (1974) standard section the formation is composed'of a lower member, about 2,600 metres thick, of pillow lava; a middle member about 800 metres thick, of pillow breccia and aquagene tuff; and an upper member about 2,900 metres thick, of massive flows with minor interbedded pillow lava, breccia, and sedimentary layers. Except in contact zones with granitic intrusions the volcanics exhibit low-grade metamorphism up to prehnite-pumpellyite grade..."

The Island Intrusions as batholiths and stocks of granitoid rocks ranging from quartz diorite (potash feldspar less than 10% of total feldspar; quartz 5-20%) to granite (potash feldspar more than 1/3 of total feldspar; quartz more than 20%). The Intrusions underlie about one-quarter of the Island's surface and intrude Sicker, Vancouver, and Bonanza Group rocks (Muller, 1977). The southeastern limit of the Bedwell Batholith, part of the Island Intrusives, is covered in part by the property and extends northeasterly for 70 kilometres.

The structure of the Island is almost entirely dominated by steep faults. Only the flysch-type Pennsylvanian and Jura-Cretaceous sediments and associated thin-bedded tuffs show isoclinal shear folding. Faulting and rifting probably occurred during the outflow of Karmutsen lavas in Late Triassic time, establishing the northerly and westerly directed fault systems affecting Sicker and Vancouver Group rocks (Muller, 1977).


              Laurence Sookochoff PEng. Sookochoff Consultants Inc.

           Figure 5. Aeromag Map. Tenure 504801. Cantop Ventrues, Inc.



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             Evaluation Report on the Copper Road 1-VI Mineral Claim
                          Nanaimo M.D NTS 092K 014/024
                                  June 13, 2005


PROPERTY GEOLOGY
According to the British Columbia MINFILE Report on the Copper Road (92K 060) the claims are underlain by dark green to green andesitic lavas of the Upper Triassic Karmutsen Formation, Vancouver Group. Amygdaloidal areas contain zeolite and epidote, and in one place hematite and chalcopyrite filled amygdules.

Wahl (1983) reports that in the east the volcanics are in fault contact with the younger Triassic Quatsino Formation; a white crystallized bluish limestone with occasional white recrystallized zones.

A shear zone up to nine metres wide and 1,400 metres long hosts quartz, calcite, bornite, chalcocite, chalcopyrite, native copper, and malachite. The shear strikes at 100(degree) and dips at 80(degree) to the north.

AEROMAGNETICS (FIGURE 5)
The aeromagnetic map indicates that the property is predominantly located within a magnetic high, reflecting the granodioritic intrusives as shown by the regional geologic map~. The contact between the intrusives and the sedimentary/volcanic rocks to the east is reflected by a diminishing high. The differentiation between the intrusives (LJKgd) and the sediments/volcanics (muTrVsv) magnetically is minimal as the volcanics to the east (Wahl, 1983), are the Karmutsen, containing the strongly magnetic basaltic lava. The Copper Road showings (Figure 4) are reportedly hosted by volcanics, so would not be reflected in the general aeromag map.

LANDSAT IMAGERY (FIGURE 6)
The Landsat Imagery shows the Copper Road I-VI property located in a partially mild temperate area (light green) indicating potential areas of sulfides.

MINERALIZATION
The mineralization is described in the 1963 Minister of Mines Report as comprised of quartz and copper sulfides occurring in variable amounts within the shear. Sulfide bearing quartz exposed at the shaft was not encountered in a drill hole that tested the shear at the 200 foot level. The shear was determined to be strong, however, the mineralization intersected was of only sparse amounts of bornite, chalcopyrite and native copper. At a location of an IP anomaly 1,000 feet distant, stronger mineralization reportedly occurs in the shear at depths of up to 300 feet.

The Minister of Mines Report also states that native copper and less commonly, chalcopyrite occurs also as isolated grains in massive andesite. Chalcopyrite is veined by, and included in bornite and chalcocite. Bomite commonly occurs as islands in chalcocite and as intergrowths.


              Laurence Sookochoff PEng. Sookochoff Consultants Inc.

          Figure 6. Landsat Image. Tenrue 504801. Cantop Ventures, Inc.
                      Showing access roads to the property.

             Evaluation Report on the Copper Road 1-VI Mineral Claim
                          Nanaimo M.D NTS 092K 014/024
                                  June 13, 2005


MINERALIZATION (CONT'D)
Wall (1983) reports that the potential of the shear to a depth of 500 feet has been fairly well defined and that two "ore" shoots referred to as the East and the West have been indicated but the down-dip potential of what may be the "feeder zone" has not been defined. Wahl further stated that this zone could represent a former flat-lying channel within flow tops which controlled the initial mineralization and is now tipped on end, or it may mark the zone of ingress for hydrothermal quartz-sulfide entering or traversing the already vertical shear.

CONCLUSIONS
The Copper Road 1-VI property covers a copper-gold-silver mineralized shear zone that has shown to host significant potential economic mineralization. Historic production has been achieved from two localized mineral zones; several ore bodies other than those presently exposed at the Copper Road Property have been indicated by geophysical surveys and reportedly it would be worthwhile to investigate areas detected by this survey.

Metallurgical tests have shown that up to 91% of the copper could be recovered.

RECOMMENDED EXPLORATION PROGRAM & ESTIMATED COST

Phase I
         Compilation of previous  exploration  data;  analysis of
         the data,  compilation map and investigate the anomalous
         areas along the shear zone that are indicated to contain
         mineralization                                               $ 7,500.00

Phase II
         Localized general magnetometer and soil surveys over the
         prime indicated anomalous zones                                7,500.00

Phase III
          Detailed magnetometer and soil surveys                       15,000.00

Phase IV
          Test diamond drilling of the targets delineated within the
          potential exploration sites                                  35,000.00

                 Total Estimated Cost                                $ 65,000.00


Phase I of the recommended exploration program is estimated to take three weeks to complete.



              Laurence Sookochoff PEng. Sookochoff Consultants Inc.
                                  Page 9 of l3
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           Evaluation Report on the Copper Road 1-VI Mineral Claim 10
                          Nanaimo M.D NTS 092K 014/024
                                  June 13, 2005


RECOMMENDED EXPLORATION PROGRAM & ESTIMATED COST (CONT'D)

It is the author's opinion that the character of the Copper Road property is of sufficient merit tojustify the recommended exploration program.



                                      Respectftilly submitted
                                      Sookochoff Consultants Inc.



                                      [ Seal of Province of British Columbia ]
                                      [ Professional Engineer                ]
                                      [ Laurence Sookochoff                  ]



                                      Laurence Sookochoff, P.Eng.



Vancouver, BC
June 13, 2005


              Laurence Sookochoff PEng. Sookochoff Consultants Inc.
                                  Page l0 of 13
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           Evaluation Report on the Copper Road 1-VI Mineral Claim 10
                          Nanaimo M.D NTS 092K 014/024
                                  June 13, 2005

SELECTED REFERENCES

DE LAAT, R. -- Bench Scale Jig-Column Test on Network 1 Copper Ore. Ortech
               Corporation. December 4, 1997.

LIU, Q.-- Cu Recovery from a suiphide/oxide sample. Process Research Associated
          Ltd May 20, 1998.

MINFILE -- Copper Road. 092K 060.

SCHWARZ, S.D. - Reconnaissance Geophysical Investigation on the Copper Road
                Mining Property.  Geo-Recon, Inc. May, 1962.

SOOKOCHOFF, L.-- Summary Report on the Copper Road Property for Even Resources
                 Ltd. December 5, 1991.

          - Summary Report on the Copper Road Property for Beecher Energy Ltd. September 15, 1994.




              Laurence Sookochoff PEng. Sookochoff Consultants Inc.
                                  Page 11 of 13

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             Evaluation Report on the Copper Road 1-VI Mineral Claim
                          Nanaimo M.D NTS 092K 014/024
                                  June 13, 2005


                                   CERTIFICATE


I, Laurence Sookochoff, of the City of Vancouver, in the Province of British Columbia, do hereby certify:

That I am a Consulting Geologist and principal of Sookochoff Consultants Inc. with offices at 1305-1323 Homer Street, Vancouver, BC V6B 5T1.

I, Laurence Sookochoff, further certify that:

1) I am a graduate of the University of British Columbia (1966) and hold a B.Sc. degree in Geology.

2)   I have been practicing my profession for the past thirty-eight years.

3) I am registered and in good standing with the Association of Professional Engineers and Geoscientists of British Columbia.

4) The information for this report is based on information as itemized in the Selected Reference section of this report.

5) I do not have any direct or indirect interest in the Copper Road I-VI mineral claim nor in the securities of Cantop Ventures Inc.


                                     [ Seal of Province of British Columbia ]
                                     [ Professional Engineer                ]
                                     [ Laurence Sookochoff                  ]


                                     Laurence Sookochoff, P.Eng.



Vancouver, BC
June 13, 2005


              Laurence Sookochoff PEng. Sookochoff Consultants Inc.
                                  Page 12 of 13

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                                   Appendix I

                      TABLE OF FORMATIONS: VANCOUVER ISLAND











              Laurence Sookochoff PEng. Sookochoff Consultants Inc.
                                  Page 13 of 13
                          Muller (1977) Open File 463.
                    Table of Formations of Vancouver Island.

                                 FIRST AMENDMENT
                                       TO
                                EVALUATION REPORT

                                     on the


                        COPPER ROAD I - VI MINERAL CLAIM
                             Nanaimo Mining Division
                                 NTS 092k014/24

                                 Vancouver, B.C.
                         Originally dated June 13, 2005

                         By Sookochoff Consultants, Inc.
                           Laurence Sookochoff, P.Eng



I, Laurence Sookochoff, President of Sookochoff Consultants, Inc. prepared the Evaluation Report on the Copper Road I - VI Mineral Claim, Nanaimo Mining Division, NTS 092K014/24 dated June 13, 2005 (the "Report"). I hereby amend the Report as follows:

         Page 4 of 13 shall be amended to reflect the new Expiry Date of January 30, 2007 with tenure number of 526652.

This amendment is based on the agreement to extend Purchase and Sale Agreement Between Cantop Ventures Inc. and Larry Sostad dated March 3, 2006.

The Report shall remain unchanged in all other respects.

Dated:  March 24, 2006


                                      /s/ Laurence Sookochoff
                                      ------------------------------
                                      Laurence Sookochoff